Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LIFECELL CORPORATION

at

$51.00 Net Per Share

by

Leopard Acquisition Sub, Inc.

a wholly-owned subsidiary of

Kinetic Concepts, Inc.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 16, 2008, UNLESS THE OFFER IS EXTENDED.

April 21, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Leopard Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Kinetic Concepts, Inc., a Texas corporation (“KCI”), to act as dealer manager (“Dealer Manager”) in connection with Purchaser’s offer to purchase for cash all outstanding shares of common stock, par value $0.001 per share (“Shares”), of LifeCell Corporation, a Delaware corporation (“LifeCell”), at a price of $51.00 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 21, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is subject to the condition that there shall have been validly tendered and not validly withdrawn before the Offer expires a number of Shares that represents at least a majority of the Shares outstanding on a fully-diluted basis on the expiration date of the Offer. The Offer is also subject to the condition that the debt financing contemplated by KCI’s debt commitment letter (or any alternative financing obtained in accordance with the terms of the Merger Agreement) be available for borrowing in connection with the consummation of the Offer, and any portion of the remainder of the financing contemplated by KCI’s debt commitment letter (or any alternative financing obtained in accordance with the terms of the Merger Agreement) be available at the effective time of the Merger, in either case on terms, taken as a whole, that are not materially less beneficial to KCI or Purchaser. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase). Shares tendered pursuant to the Offer may be withdrawn (i) prior to the Expiration Date or (ii) at any time after June 20, 2008, unless theretofore accepted for payment.

Enclosed herewith are the following documents:

1.	Offer to Purchase, dated April 21, 2008;

2.	Letter of Transmittal to be used by stockholders of LifeCell in accepting the Offer and tendering Shares;

3.	Notice of Guaranteed Delivery;

4.	Guidelines for Certification of Taxpayer Identification Number on Form W-9;

5.	A letter to stockholders of LifeCell from the President and Chief Executive Officer of LifeCell, accompanied by LifeCell’s Solicitation/Recommendation Statement on Schedule 14D-9;

6.	A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7.	Return envelope addressed to the Depositary (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 7, 2008, among Purchaser, LifeCell and KCI, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into LifeCell, with LifeCell surviving as a direct wholly-owned subsidiary of KCI (the “Merger”) and each issued and outstanding Share (other than Shares held in the treasury of LifeCell, owned by KCI, Purchaser or any wholly-owned subsidiary of KCI, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

The LifeCell board of directors has unanimously approved the Merger Agreement and determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of LifeCell and LifeCell’s stockholders. As of the date hereof, the LifeCell board of directors unanimously recommends that LifeCell’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither KCI nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer will expire at 12:00 midnight, New York City time, on Friday, May 16, 2008, unless the Offer is extended. Shares tendered pursuant to the Offer may be withdrawn (i) prior to the Expiration Date or (ii) at any time after June 20, 2008, unless theretofore accepted for payment.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to Laurel Hill Advisory Group, the information agent for the Offer, at the address and telephone number set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

J.P. MORGAN SECURITIES INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF KCI, PURCHASER, LIFECELL, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGER OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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